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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of Earliest event reported):

                                 June 15, 1998


                              UNITED RENTALS, INC.
             (Exact name of Registrant as specified in its charter)


Delaware                 1-13663                      06-1493538
(State or Other   (Commission File Number)           (IRS Employer
Jurisdiction of                                      Identification No.)
Incorporation or
Organization)

           Four Greenwich Office Park, Greenwich, Connecticut  06830
              (Address of Principal Executive Offices)       (Zip Code)

              Registrant's telephone number, including area code:
                                 (203) 622-3131
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ITEM 5.   OTHER EVENTS.

     United Rentals, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger, dated as of June 15, 1998 (the "Merger Agreement"), among the Company, UR Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and U.S. Rentals, Inc., a Delaware corporation ("USR"), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into USR, with USR as the surviving corporation and wholly-owned subsidiary of the Company (the "Merger"). In the Merger, each outstanding share of common stock of USR ("USR Common Stock") will be converted into the right to receive 0.9625 of a share of common stock of the Company ("Company Common Stock"). The Merger is conditioned upon, among other things, (i) adoption of the Merger Agreement by the stockholders of USR, (ii) approval by the stockholders of the Company of (A) an amendment to the Company's certificate of incorporation to increase the number of authorized shares of Company Common Stock and (B) the issuance of Company Common Stock in exchange for USR Common Stock in the Merger pursuant to the Merger Agreement, and (iii) the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Richard
D. Colburn, USR's Chairman and largest stockholder, has agreed with the Company to vote all shares owned by him in favor of the transactions contemplated by the Merger Agreement, and Bradley S. Jacobs, the Company's Chairman and largest stockholder, has agreed with USR to vote all shares owned by him in favor of the transactions contemplated by the Merger Agreement. A copy of the joint press release relating to the execution of the Merger Agreement is attached hereto as an exhibit and is incorporated herein by reference.

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                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: June 19, 1998          UNITED RENTALS, INC.


                              By: /s/ MICHAEL J. NOLAN
                                  --------------------
                              Name:  Michael J. Nolan
                              Title: Chief Financial Officer



                                 EXHIBIT INDEX
                                 -------------


Exhibit No.    Description
-----------    -----------

99.1           Joint Press Release issued by United Rentals, Inc. and U.S.
               Rentals, Inc. on June 16, 1998

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